Exhibit 99.1
Bright Horizons Family Solutions Reports Second Quarter of 2021 Financial Results
NEWTON, MA - (BUSINESS WIRE) - August 4, 2021 - Bright Horizons Family Solutions® Inc. (NYSE: BFAM), a leading provider of high-quality education and care solutions designed to help employers support employees across life and career stages, today announced financial results for the second quarter of 2021.
Second Quarter 2021 Highlights (compared to second quarter 2020):
•Revenue of $441 million (increase of 50%)
•Income from operations of $34 million (increase of 319%)
•Net income of $19 million and diluted earnings per common share of $0.31 (increases of $18 million and $0.30, respectively)
Non-GAAP measures
•Adjusted income from operations* of $34 million (increase of 25%)
•Adjusted EBITDA* of $68 million (increase of 13%)
•Adjusted net income* of $30 million and diluted adjusted earnings per common share* of $0.49 (increases of 13% and 11%, respectively)
“I am pleased to report another solid quarter across all of our services, as we continue to make good progress in returning our business to pre-COVID-19 levels,” said Stephen Kramer, Chief Executive Officer. “With full-time enrollment and back-up usage returning, and most centers re-opening by this fall, our recovery from the pandemic is on track. I continue to be inspired by our dedicated teachers and center operations leadership, who have been supporting children and families through these very challenging times, and likewise am proud of the strong client partnerships that have enabled the delivery of impactful solutions to families and learners over the past 18 months.”
Second Quarter 2021 Results
Revenue increased $147.7 million, or 50%, in the second quarter of 2021 from the second quarter of 2020, primarily attributable to enrollment increases in our open child care centers and the re-opening of our temporarily closed child care centers. While enrollment in our child care centers continued to improve during the quarter, our centers are still operating below pre-COVID-19 enrollment levels during this re-ramping phase. The increase in revenue in the full service center-based child care segment was partially offset by decreases in our back-up care services compared to the same period in the prior year. While we had gains from expanded back-up care client sales and increased utilization in traditional in-center and in-home care during the quarter, back-up care revenue decreased compared to the prior year as the second quarter in 2020 benefited from significant demand (primarily for self-sourced reimbursed care) during the early stages of the pandemic when other care alternatives were not available.
Income from operations was $34.0 million for the second quarter of 2021 compared to $8.1 million for the same period in 2020. The increase in income from operations reflects improved gross profit contributions in the full service center-based child care segment arising from higher enrollment as centers re-ramp and the re-opening of our temporarily closed centers, partially offset by reduced contributions from our back-up care services, which benefited in the second quarter of 2020 from increased demand during the early stages of the pandemic. Net income was $18.8 million for the second quarter of 2021 compared to net income of $0.4 million in the same 2020 period, an increase of $18.4 million due to the increase in income from operations, partially offset by a higher effective tax rate. Diluted earnings per common share was $0.31 for the second quarter of 2021 compared to $0.01 for the second quarter of 2020.
In the second quarter of 2021, adjusted EBITDA* increased $7.9 million, or 13%, to $68.0 million, and adjusted income from operations* increased $6.8 million, or 25%, to $34.0 million from the second quarter of 2020, due primarily to the increase in gross profit in the full service center-based child care segment, partially offset by reduced contributions from our back-up care services. Adjusted net income* increased by $3.4 million, or 13%, to $29.8 million, due to the increase in income from operations. Diluted adjusted earnings per common share* was $0.49 for the second quarter of 2021 compared to $0.44 for the same period in 2020.
As of June 30, 2021, the Company had more than 1,300 client relationships with employers across a diverse array of industries, and operated 1,006 early education and child care centers with the capacity to serve approximately 113,000 children and their families, of which approximately 920 early education and child care centers were open.
*Adjusted EBITDA, adjusted income from operations, adjusted net income and diluted adjusted earnings per common share are non-GAAP measures. Adjusted EBITDA represents earnings before interest, taxes, depreciation, amortization, stock-based compensation expense, impairment costs and other costs incurred due to the impact of COVID-19 including center closing costs, and duplicative corporate office costs. Adjusted income from operations represents income from operations before impairment costs and other COVID-19 related costs, and duplicative corporate office costs. Adjusted net income represents net income determined in accordance with GAAP, adjusted for stock-based compensation expense, amortization expense, impairment costs and other COVID-19 related costs, duplicative corporate office costs, and the income tax provision (benefit) thereon. Diluted adjusted earnings per common share is a non-GAAP measure, calculated using adjusted net income. These non-GAAP measures are more fully described and are reconciled from the respective measures determined under GAAP in “Presentation of Non-GAAP Measures” and the attached table “Bright Horizons Family Solutions Inc. Non-GAAP Reconciliations.”
Balance Sheet and Liquidity
Bright Horizons has a strong balance sheet, with $419 million of cash and cash equivalents and $400 million available for borrowing under the multi-currency revolving credit facility at June 30, 2021. For the six months ended June 30, 2021, we generated approximately $135.7 million of cash from operations, compared to $51.3 million for the same period in 2020, and made modest investments in fixed assets, acquisitions and other investments of $37.7 million, compared to $28.3 million for the same period in the prior year.
2021 Outlook
As we previously disclosed, the COVID-19 pandemic has substantially disrupted our global operations. We remain focused on the ramping of our centers and the phased re-opening of the limited number of centers that remain temporarily closed, which we expect will continue throughout 2021. We remain confident in our business model, the strength of our client partnerships, the strength of our balance sheet and liquidity position, and our ability to continue to respond to changing market conditions. However, the broad effects of COVID-19, its duration and the scope of ongoing and related disruptions, cannot be predicted and the negative financial impact to our results and future financial performance cannot be reasonably estimated. Therefore, we are not at this time and do not currently expect to provide full earnings guidance for the remainder of fiscal 2021.
Conference Call
Bright Horizons Family Solutions will host an investor conference call today at 5:00 pm ET to discuss the second quarter 2021, and the Company’s business, its strategy and near term operating expectations. Interested parties are invited to listen to the conference call by dialing 1-877-407-9039, or, for international callers, 1-201-689-8470, and asking for the Bright Horizons Family Solutions conference call moderated by Chief Executive Officer Stephen Kramer. Replays of the entire call will be available through August 25, 2021 at 1-844-512-2921, or, for international callers, 1-412-317-6671, conference ID #13721001. A link to the audio webcast of the conference call and a copy of this press release are also available through the Investor Relations section of the Company’s web site, www.brighthorizons.com.
Forward-Looking Statements
This press release includes forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company’s actual results may vary significantly from the results anticipated in these forward-looking statements, which can generally be identified by the use of forward-looking terminology, including the terms “believes,” “expects,” “may,” “will,” “should,” “seeks,” “projects,” “approximately,” “intends,” “plans,” “estimates” or “anticipates,” or, in each case, their negatives or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts, including statements regarding the Company’s intentions, beliefs or current expectations concerning, among other things, our results of operations, financial condition, liquidity, operating expectations, the effects of COVID-19 on our operations, our value proposition, our future opportunities and business model, our re-opening plans for temporarily closed center locations, our recovery, timing to re-ramp enrollment and centers, estimated effective tax rate and tax expense and benefits, employee and client contributions, and future business and financial performance. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. The Company believes that these risks and uncertainties include, but are not limited to, prolonged disruptions to our operations as a result of required school and business closures and government mandates in response to the COVID-19 pandemic, including current conditions and future developments in the public health arena; the impact of COVID-19 on the global economy; developments in the persistence and treatment of COVID-19 and its variants; the adoption, delivery and effectiveness of vaccines; the availability or lack of government support; changes in the demand for child care, dependent care and other workplace solutions, including variation in enrollment trends and lower than expected demand from employer sponsor clients as well as variations in return to work protocols; the labor market and ability to hire and retain talent; the possibility that acquisitions may disrupt our operations and expose us to additional risk; increased costs resulting from recommended or mandated enhanced health and safety protocols and physical distancing; our ability to pass on our increased costs; our indebtedness and the terms of such indebtedness; our ability to withstand seasonal fluctuations in the demand for our services; our ability to implement our growth strategies successfully; and other risks and uncertainties more fully described in the “Risk Factors” section of our Annual Report on Form 10-K filed March 1, 2021, and other factors disclosed from time to time in our other filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the time of this release and we do not undertake to publicly update or revise them, whether as a result of new information, future events or otherwise, except as required by law.
Presentation of Non-GAAP Measures
In addition to the results provided in accordance with U.S. generally accepted accounting principles (“GAAP”) throughout this press release, the Company has provided non-GAAP measurements - adjusted EBITDA, adjusted income from operations, adjusted net income and diluted adjusted earnings per common share - which present operating results on a basis adjusted for certain items. The Company uses these non-GAAP measures as key performance indicators for the purpose of evaluating performance internally, and in connection with determining incentive compensation for Company management, including executive officers. Adjusted EBITDA is also used in connection with the determination of certain ratio requirements under our credit agreement. We also believe these non-GAAP measures provide investors with useful information with respect to our historical operations. These non-GAAP measures are not intended to replace, and should not be considered superior to, the presentation of our financial results in accordance with GAAP. The use of the terms adjusted EBITDA, adjusted income from operations, adjusted net income and diluted adjusted earnings per common share may differ from similar measures reported by other companies and may not be comparable to other similarly titled measures. Adjusted EBITDA, adjusted income from operations, adjusted net income and diluted adjusted earnings per common share are reconciled from the respective measures under GAAP in the attached table “Bright Horizons Family Solutions Inc. Non-GAAP Reconciliations.”
About Bright Horizons Family Solutions Inc.
Bright Horizons® is a leading global provider of high-quality early education and child care, back-up care, and workforce education services. For more than 30 years, we have partnered with employers to support workforces by providing services that help working families and employees thrive personally and professionally. Bright Horizons operates approximately 1,000 early education and child care centers in the United States, the United Kingdom, the Netherlands, and India, and serves more than 1,300 of the world’s leading employers. Bright Horizons’ early education and child care centers, back-up child and elder care, and workforce education programs help employees succeed at each life and career stage. For more information, go to www.brighthorizons.com.
Contacts:

Investors:
Elizabeth Boland
Chief Financial Officer - Bright Horizons
eboland@brighthorizons.com
617-673-8125

Michael Flanagan
Senior Director of Investor Relations - Bright Horizons
michael.flanagan@brighthorizons.com
617-673-8720

Media:
Ilene Serpa
Vice President - Communications - Bright Horizons
iserpa@brighthorizons.com
617-673-8044

BRIGHT HORIZONS FAMILY SOLUTIONS INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended June 30,
	2021	%	2020	%

	(In thousands, except share data)
Revenue	$441,478	100.0%	$293,772	100.0%
Cost of services	335,496	76.0%	228,536	77.8%
Gross profit	105,982	24.0%	65,236	22.2%
Selling, general and administrative expenses	64,458	14.6%	49,247	16.8%
Amortization of intangible assets	7,512	1.7%	7,875	2.6%
Income from operations	34,012	7.7%	8,114	2.8%
Interest expense — net	(9,580)	(2.2)%	(9,129)	(3.1)%
Income (loss) before income tax	24,432	5.5%	(1,015)	(0.3)%
Income tax benefit (expense)	(5,617)	(1.2)%	1,374	0.4%
Net income	$18,815	4.3%	$359	0.1%

Earnings per common share:
Common stock — basic	$0.31		$0.01
Common stock — diluted	$0.31		$0.01

Weighted average common shares outstanding:
Common stock — basic	60,551,528		59,631,428
Common stock — diluted	61,106,792		60,266,102

BRIGHT HORIZONS FAMILY SOLUTIONS INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Six Months Ended June 30,
	2021	%	2020	%

	(In thousands, except share data)
Revenue	$832,318	100.0%	$800,095	100.0%
Cost of services	644,978	77.5%	626,000	78.2%
Gross profit	187,340	22.5%	174,095	21.8%
Selling, general and administrative expenses	124,568	15.0%	106,616	13.3%
Amortization of intangible assets	15,052	1.8%	16,084	2.1%
Income from operations	47,720	5.7%	51,395	6.4%
Interest expense — net	(18,596)	(2.2)%	(19,335)	(2.4)%
Income before income tax	29,124	3.5%	32,060	4.0%
Income tax expense	(3,177)	(0.4)%	(969)	(0.1)%
Net income	$25,947	3.1%	$31,091	3.9%

Earnings per common share:
Common stock — basic	$0.43		$0.53
Common stock — diluted	$0.42		$0.52

Weighted average common shares outstanding:
Common stock — basic	60,573,237		58,781,169
Common stock — diluted	61,216,383		59,572,444

BRIGHT HORIZONS FAMILY SOLUTIONS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	June 30, 2021	December 31, 2020

	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$418,638	$384,344
Accounts receivable — net	141,253	176,617
Prepaid expenses and other current assets	94,573	63,224
Total current assets	654,464	624,185
Fixed assets — net	617,248	628,757
Goodwill	1,451,041	1,431,967
Other intangible assets — net	261,013	274,620
Operating lease right-of-use assets	703,107	717,821
Other assets	54,010	49,298
Total assets	$3,740,883	$3,726,648
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$10,750	$10,750
Accounts payable and accrued expenses	190,554	194,551
Current portion of operating lease liabilities	87,934	87,181
Deferred revenue and other current liabilities	275,282	238,332
Total current liabilities	564,520	530,814
Long-term debt — net	1,015,433	1,020,137
Operating lease liabilities	712,399	729,754
Deferred income taxes	49,144	45,951
Other long-term liabilities	128,243	116,195
Total liabilities	2,469,739	2,442,851
Total stockholders’ equity	1,271,144	1,283,797
Total liabilities and stockholders’ equity	$3,740,883	$3,726,648

BRIGHT HORIZONS FAMILY SOLUTIONS INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six Months Ended June 30,
	2021	2020

	(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$25,947	$31,091
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	55,392	55,880
Impairment losses	—	18,985
Stock-based compensation expense	11,135	9,438
Deferred income taxes	2,238	(2,783)
Other non-cash adjustments — net	513	(1,187)
Changes in assets and liabilities	40,500	(60,164)
Net cash provided by operating activities	135,725	51,260
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of fixed assets — net	(28,463)	(25,022)
Payments and settlements for acquisitions — net of cash acquired	(9,082)	(4,394)
Proceeds from the maturity of debt securities and sale of other investments	10,500	7,247
Purchases of debt securities and other investments	(10,611)	(6,106)
Net cash used in investing activities	(37,656)	(28,275)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from stock issuance — net of issuance costs	—	249,937
Principal payments of long-term debt	(5,375)	(5,375)
Payments of debt issuance costs	(2,057)	(2,818)
Purchase of treasury stock	(70,346)	(32,658)
Taxes paid related to the net share settlement of stock options and restricted stock	(7,142)	(7,715)
Proceeds from issuance of common stock upon exercise of options and restricted stock upon purchase	28,180	21,187
Payments of contingent consideration for acquisitions	—	(1,088)
Net cash provided by (used in) financing activities	(56,740)	221,470
Effect of exchange rates on cash, cash equivalents and restricted cash	(675)	(908)
Net increase in cash, cash equivalents and restricted cash	40,654	243,547
Cash, cash equivalents and restricted cash — beginning of period	388,465	31,192
Cash, cash equivalents and restricted cash — end of period	$429,119	$274,739

BRIGHT HORIZONS FAMILY SOLUTIONS INC.
SEGMENT INFORMATION
(Unaudited)

	Full service center-based child care	Back-up care	Educational advisory and other services	Total

	(In thousands)
Three Months Ended June 30, 2021
Revenue	$334,427	$81,484	$25,567	$441,478
Income from operations	4,062	24,769	5,181	34,012
Adjusted income from operations	4,062	24,769	5,181	34,012
As a percentage of revenue	1%	30%	20%	8%

Three Months Ended June 30, 2020
Revenue	$137,306	$135,904	$20,562	$293,772
Income (loss) from operations	(71,842)	75,121	4,835	8,114
Adjusted income (loss) from operations (1)	(54,873)	77,249	4,835	27,211
As a percentage of revenue	(40)%	57%	24%	9%
(1) Adjusted income (loss) from operations for 2020 for the full service center-based child care segment represents loss from operations excluding impairment costs incurred due to the impact of COVID-19 on our operations of $11.9 million for fixed assets and operating lease right-of-use assets, $4.4 million in costs primarily associated with the closure of centers, including related severance and facilities costs, and $0.7 million of occupancy costs incurred for our new corporate headquarters during the construction period, which represent duplicative corporate office costs in 2020. Adjusted income from operations for the back-up care segment represents income from operations excluding impairment costs incurred of $2.1 million related to an equity investment due to the impact of COVID-19.

	Full service center-based child care	Back-up care	Educational advisory and other services	Total

	(In thousands)
Six Months Ended June 30, 2021
Revenue	$624,746	$157,839	$49,733	$832,318
Income (loss) from operations	(13,905)	51,959	9,666	47,720
Adjusted income (loss) from operations	(13,905)	51,959	9,666	47,720
As a percentage of revenue	(2)%	33%	19%	6%

Six Months Ended June 30, 2020
Revenue	$548,697	$210,071	$41,327	$800,095
Income (loss) from operations	(55,095)	97,360	9,130	51,395
Adjusted income (loss) from operations (1)	(32,453)	99,488	9,130	76,165
As a percentage of revenue	(6)%	47%	22%	10%
(1) Adjusted income (loss) from operations for 2020 for the full service center-based child care segment represents loss from operations excluding impairment costs incurred due to the impact of COVID-19 on our operations of $16.9 million for fixed assets and operating lease right-of-use assets, $4.4 million in costs primarily associated with the closure of centers, including related severance and facilities costs, and $1.4 million of occupancy costs incurred for our new corporate headquarters during the construction period, which represent duplicative corporate office costs in 2020. Adjusted income from operations for the back-up care segment represents income from operations excluding impairment costs incurred of $2.1 million related to an equity investment due to the impact of COVID-19.

BRIGHT HORIZONS FAMILY SOLUTIONS INC.
NON-GAAP RECONCILIATIONS
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020

	(In thousands, except share data)
Net income	$18,815	$359	$25,947	$31,091
Interest expense — net	9,580	9,129	18,596	19,335
Income tax expense (benefit)	5,617	(1,374)	3,177	969
Depreciation	20,598	19,784	40,340	39,796
Amortization of intangible assets (a)	7,512	7,875	15,052	16,084
EBITDA	62,122	35,773	103,112	107,275
As a percentage of revenue	14%	12%	12%	13%
Additional adjustments:
COVID-19 related costs (b)	—	18,436	—	23,406
Stock-based compensation expense (c)	5,829	5,155	11,135	9,438
Other costs (d)	—	661	—	1,364
Total adjustments	5,829	24,252	11,135	34,208
Adjusted EBITDA	$67,951	$60,025	$114,247	$141,483
As a percentage of revenue	15%	20%	14%	18%

Income from operations	$34,012	$8,114	$47,720	$51,395
COVID-19 related costs (b)	—	18,436	—	23,406
Other costs (d)	—	661	—	1,364
Adjusted income from operations	$34,012	$27,211	$47,720	$76,165
As a percentage of revenue	8%	9%	6%	10%

Net income	$18,815	$359	$25,947	$31,091
Income tax expense (benefit)	5,617	(1,374)	3,177	969
Income (loss) before income tax	24,432	(1,015)	29,124	32,060
Amortization of intangible assets (a)	7,512	7,875	15,052	16,084
COVID-19 related costs (b)	—	18,436	—	23,406
Stock-based compensation expense (c)	5,829	5,155	11,135	9,438
Other costs (d)	—	661	—	1,364
Adjusted income before income tax	37,773	31,112	55,311	82,352
Adjusted income tax expense (e)	(7,932)	(4,667)	(11,615)	(12,261)
Adjusted net income	$29,841	$26,445	$43,696	$70,091
As a percentage of revenue	7%	9%	5%	9%

Weighted average common shares outstanding — diluted	61,106,792	60,266,102	61,216,383	59,572,444
Diluted adjusted earnings per common share	$0.49	$0.44	$0.71	$1.18

(a)Represents amortization of intangible assets, including quarterly amortization expense of $5.0 million associated with intangible assets recorded in connection with our going private transaction in May 2008.
(b)COVID-19 related costs in 2020 represent impairment costs for long-lived assets and investments as a result of center closures and decreases in the fair values for certain centers that were open or temporarily closed, and other costs incurred as a result of the impact of COVID-19 on our operations and related management actions. For the three months ended June 30, 2020, impairment costs totaled $14.0 million, of which $11.9 million related to the full service center-based child care segment and $2.1 million related to the back-up care segment, and for the six months ended June 30, 2020, impairment costs totaled $19.0 million, of which $16.9 million related to the full service center-based child care segment, and $2.1 million related to the back-up care segment. Other COVID-19 related costs totaled $4.4 million for the three and six months ended June 30, 2020, and were primarily associated with the closure of centers, including severance and facilities costs.
(c)Represents non-cash stock-based compensation expense in accordance with Accounting Standards Codification Topic 718, Compensation-Stock Compensation.
(d)Other costs in 2020 relate to occupancy costs incurred for our new corporate headquarters during the construction period, which represented duplicative office costs while we also continued to carry the costs for our previous corporate headquarters.
(e)Represents income tax expense calculated on adjusted income before income tax at an effective tax rate of approximately 21% and 15% for 2021 and 2020, respectively. The tax rate for 2021 represents a tax rate of approximately 27% applied to the expected adjusted income before income tax, less the estimated effect of excess tax benefits related to equity transactions. However, the jurisdictional mix of the expected adjusted income before income tax for the full year, and the timing and volume of the tax benefits associated with future equity activity will affect these estimates and the estimated effective tax rate for the year.